Exhibit (d)(2)

SCHEDULE A

Fund	Advisory Fee Rate
iShares AAA CLO Active ETF	0.20%
iShares BBB-B CLO Active ETF	0.45%
iShares Emerging Markets Bond Active ETF	0.50%
iShares Flexible Income Active ETF	0.50%
iShares Global Government Bond USD Hedged Active ETF	0.39%
iShares High Yield Active ETF	First $5 billion 0.45% $5 billion - $10 billion 0.44% Greater than $10 billion 0.42%
iShares High Yield Muni Active ETF	0.39%
iShares Intermediate Muni Income Active ETF	0.40%
iShares Large Cap Deep Buffer ETF	0.50%
iShares Large Cap Moderate Buffer ETF	0.50%
iShares Mortgage-Backed Securities Active ETF	0.25%
iShares Short Duration High Yield Muni Active ETF	0.40%
iShares Short-Term California Muni Active ETF	0.25%
iShares Securitized Income Active ETF	First $1 billion 0.40% $1 billion - $3 billion 0.38% $3 billion - $5 billion 0.36% $5 billion - $10 billion 0.35% Greater than $10 billion 0.34%

iShares Total Return Active ETF	First $1 billion 0.40% $1 billion - $3 billion 0.38% $3 billion - $5 billion 0.36% $5 billion - $10 billion 0.35% Greater than $10 billion 0.34%

Amended September 19, 2025

A-2